Exhibit 10.7

INDEPENDENT DIRECTOR AGREEMENT

THIS INDEPENDENT DIRECTOR AGREEMENT (the “Agreement”) is made as of July 7, 2026, and shall become effective upon the effectiveness of the Company’s registration statement on Form S-1 and the listing of the Company’s common stock on The Nasdaq Global Market (the “Nasdaq”), unless otherwise determined by the Board. The Agreement is between Simwon America Corp., a California corporation (the “Company”), and [name of the director] (“Director”).

WHEREAS, it is essential to the Company to retain and attract as directors the most capable persons available to serve on the board of directors of the Company (the “Board”); and

WHEREAS, the Company believes that Director possesses the necessary qualifications and abilities to serve as a director of the Company and to perform the functions and meet the Company’s needs related to the Board; and

WHEREAS, the Company desires to appoint Director to serve as an independent director of the Company, effective upon the effectiveness of the Company’s registration statement on Form S-1 and the listing of the Company’s common stock on The Nasdaq Global Market (the “Effective Date”), unless otherwise determined by the Board;

WHEREAS, Director is willing to accept such appointment and to serve the Company on the terms set forth herein and in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Position.

Subject to the terms and provisions of this Agreement, the Company shall cause Director to be appointed, and Director hereby agrees, to serve the Company in such position upon the terms and conditions hereinafter set forth; provided, however, that Director’s continued service on the Board after the initial annual term on the Board, which shall end on the first annual meeting of the Company’s stockholders following the completion of the Company’s initial public offering of its common stock (the “IPO”), shall be subject to any necessary approval by the Company’s stockholders in accordance with the Company’s articles of incorporation and bylaws as in effect at the time of the IPO and the laws of the State of California.

2. Service.

(a) Director will serve as a director of the Company and perform all duties as a director of the Company, including without limitation (a) attending meetings of the Board, (b) serving on one or more committees of the Board (each a “Committee”) and attending meetings of each Committee of which Director is a member, and (c) using reasonable efforts to promote the business of the Company. The Company currently intends to hold at least one in-person regular meeting of the Board and each Committee each quarter, together with additional meetings of the Board and Committees as may be required by the business and affairs of the Company. In fulfilling his/her responsibilities as a director of the Company, Director agrees that Director shall act honestly and in good faith with a view to the best interests of the Company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

(b) The Company recognizes that Director: (i) is or may become a full-time executive employee of another entity and that his/her responsibilities to such entity must have priority and (ii) sits or may sit on the board of directors of other entities, subject to any limitations set forth by the Sarbanes-Oxley Act of 2002 and limitations provided by any exchange or quotation service on which the Company’s common stock is listed or traded. Notwithstanding the same, Director will provide the Company with prior written notice of any future commitments to such entities and use reasonable business efforts to coordinate his respective commitments so as to fulfill his obligations to the Company and, in any event, will fulfill his legal obligations as a director. Other than as set forth above, Director will not, without the prior notification to the Board, engage in any other business activity which could materially interfere with the performance of his/her duties, services and responsibilities hereunder or which is in violation of the reasonable policies established from time to time by the Company, provided that the foregoing shall in no way limit his/her activities on behalf of (i) any current employer and its affiliates or (ii) the board of directors of any entities on which he/she currently sits. At such time as the Board receives such notification, the Board may require the resignation of Director if it determines that such business activity does in fact materially interfere with the performance of Director’s duties, services and responsibilities hereunder.

3. Compensation.

(a) Cash Compensation. Director shall receive a director fee of USD [monthly compensation] per month , payable in arrears in accordance with the Company’s regular payment practices, commencing upon the effective date of Director’s appointment, for service as a director, including participation in regular and special meetings of the Board and any committees of the Board on which Director serves, as well as annual and special meetings of stockholders, as applicable.

There will be no additional compensation for ad hoc or preparatory meetings or for being the chair of a committee, other than the audit committee of the Board (the “Audit Committee”) and only if appointed the chair of the Audit Committee or for being a regular or non-chair member of the Audit Committee and holding a valid CPA license.

(b) Independent Contractor. Director’s status during the Directorship Term (as defined below) shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. All payments and other consideration made or provided to Director under this Section 3 shall be made or provided without withholding or deduction of any kind, and Director shall assume sole responsibility for discharging all tax or other obligations associated therewith.

(c) Expense Reimbursements. Upon submission of appropriate receipts, invoices or vouchers as may be reasonably required by the Company, the Company will reimburse Director for all reasonable out-of-pocket expenses incurred in connection with the performance of Director’s duties under this Agreement during the Directorship Term (as defined below). Any reimbursements for out-of-pocket expenses of Director in excess of an amount determined by the Company’s applicable expense reimbursement policy must be approved in advance by the Company.

4. Directorship Term.

The “Directorship Term,” as used in this Agreement, shall mean the period commencing on the Effective Date and terminating on the earliest of the following to occur: (a) the death or disability of Director; (b) the termination of Director from membership on the Board by the Company; (c) the annual meeting of the Company’s stockholders in which Director is not re-elected to the Board by the Company’s stockholders in accordance with the Company’s articles of incorporation and bylaws; and (d) the resignation by Director from the Board.

5. Director’s Representation and Acknowledgment.

Director represents to the Company that Director does not know of any conflict or legal prohibition that would restrict Director from serving the Company per the terms of this Agreement, and that the execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that Director may have with or to any person or entity, including without limitation, any prior or current employer. Director hereby acknowledges and agrees that this Agreement (and any other agreement or obligation referred to herein) shall be an obligation solely of the Company, and Director shall have no recourse whatsoever against any stockholder of the Company or any of their respective affiliates with regard to this Agreement.

6. Director Covenants.

(a) Unauthorized Disclosure. Director agrees and understands that in Director’s position with the Company, Director has been and will be exposed to and receive information relating to the confidential affairs of the Company, including, but not limited to, technical information, business and marketing plans, strategies, customer information, other information concerning the Company’s products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. Director agrees that during the Directorship Term and thereafter, Director will keep such information confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, however, that (i) Director shall have no such obligation to the extent such information is or becomes publicly known or generally known in the Company’s industry other than as a result of Director’s breach of his/her obligations hereunder and (ii) Director may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. This confidentiality covenant has no temporal, geographical or territorial restrictions.

Upon termination of the Directorship Term, Director will promptly return to the Company and/or destroy at the Company’s direction all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, other product or document, and any summary or compilation of the foregoing, in whatever form, including, without limitation, in electronic form, which has been produced by, received by or otherwise submitted to Director in the course or otherwise as a result of Director’s position with the Company during or prior to Directorship Term, provided that the Company shall retain such materials and make them available to Director if requested in connection with any litigation against Director under circumstances in which (i) Director demonstrates to the reasonable satisfaction of the Company that the materials are necessary to his/her defense in the litigation and (ii) the confidentiality of the materials is preserved to the reasonable satisfaction of the Company.

(b) Notwithstanding anything in this Agreement or otherwise, Director understands that Director has the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental authorities and self-regulatory organizations, and as such, nothing in this Agreement or otherwise is intended to prohibit Director from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental authority or self-regulatory organization, and Director may do so without notifying the Company. The Company may not retaliate against Director for any of these activities, and nothing in this Agreement or otherwise would require Director to waive any monetary award or other payment that Director might become entitled to from the SEC or any other governmental authority.

(c) No Restriction on Lawful Profession; Protection of Confidential Information. The Company and Director acknowledge and agree that nothing in this Agreement is intended to, or shall, prohibit, restrict, or restrain Director from engaging in any lawful profession, trade, or business at any time, including following the termination of the Directorship Term, in compliance with California Business and Professions Code Section 16600. Notwithstanding the foregoing, Director acknowledges that during the Directorship Term, Director will receive Confidential Information and Trade Secrets (as defined below). Director agrees that at all times, both during and after the Directorship Term, Director shall: (i) hold all Confidential Information and Trade Secrets in strict confidence; (ii) not use such Confidential Information or Trade Secrets for any purpose other than in furtherance of Director’s duties to the Company; and (iii) not disclose such Confidential Information or Trade Secrets to any third party except as authorized by the Company or as required by law. For purposes of this Agreement, “Confidential Information” means all non-public information relating to the Company’s business, operations, financial condition, strategies, customers, suppliers, technology, and other proprietary matters. “Trade Secrets” shall have the meaning set forth in the California Uniform Trade Secrets Act (California Civil Code § 3426 et seq.). Nothing herein prohibits Director from using general knowledge, skills, experience, and expertise retained in Director’s unaided memory.

(d) Acknowledgment of Fiduciary Duties During Directorship Term. Director acknowledges that, during the Directorship Term, Director owes fiduciary duties to the Company and its stockholders under applicable law, including duties of loyalty and care. During the Directorship Term, Director shall not: (i) misuse the Company’s Confidential Information or Trade Secrets; (ii) divert to any third party a specific corporate opportunity that is within the Company’s line of business and that is presented to Director in Director’s capacity as a member of the Board, unless first offered to and rejected by the Company in accordance with applicable law; or (iii) knowingly interfere with the Company’s contractual relationships through wrongful conduct. This does not prohibit Director, after the termination of the Directorship Term, from engaging in any lawful competitive activity, provided that Director complies with Director’s continuing obligations regarding Confidential Information and Trade Secrets.

(e) Code of Ethics and Insider Trading Policy. Director agrees to comply with the Company’s Code of Ethics and Insider Trading Policy. The Code of Ethics and Insider Trading Policy may either or both be amended by the Company from time to time.

7. Director and Officer Liability Insurance.

Director shall be covered by the Company’s director and officer’s liability insurance policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers.

8. Limitation of Liability; Right to Indemnification.

Director shall be entitled to limitations of liability and the right to indemnification against expenses and damages in connection with claims against Director relating to his/her service to the Company to the fullest extent permitted by the Company’s Articles of Incorporation and Bylaws (as such documents may be amended from time to time) and other applicable law.

9. Amendments and Waiver.

No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both parties. No waiver of any provision of this Agreement on a particular occasion will be deemed or will constitute a waiver of that provision on a subsequent occasion or a waiver of any other provision of this Agreement.

10. Binding Effect, Assignments.

This Agreement will be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Notwithstanding the provisions of the immediately preceding sentence, neither Director nor the Company shall assign all or any portion of this Agreement without the prior written consent of the other party.

11. Severability.

The provisions of this Agreement are severable, and any provision of this Agreement that is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable in any respect will not affect the validity or enforceability of any other provision of this Agreement.

12. Governing Law.

This Agreement will be governed by and construed and enforced in accordance with the laws of the State of California applicable to contracts made and to be performed in that state without giving effect to the principles of conflicts of laws.

13. Entire Agreement.

This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understanding relating to such subject matter.

14. Miscellaneous.

This Agreement may be executed by the Company and Director in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Counterparts may be delivered via fax, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes. Director acknowledges that this Agreement does not constitute a contract of employment and does not imply that the Company will continue his/her service as a director for any period of time.

IN WITNESS WHEREOF, the parties hereto have executed this Independent Director Agreement as of the date set forth above.

DIRECTOR:

By:
Name:	[name of the director]

Simwon America Corp.:

By:	/s/ Youngseok Park
Name:	Youngseok Park
Title:	Chairman and Chief Executive Officer